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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT made as of May 22, 2002 by and between MERCURY AIR GROUP, INC., a Delaware corporation having its principal offices at 5456 McConnell Avenue, Los Angeles, California 90066 (hereinafter referred to as "Mercury"), and Mr. Steve Antonoff, residing at 119 South Helberta Avenue, #7, Redondo Beach, California 90277 (hereinafter referred to as "Antonoff").

                              W I T N E S S E T H:

      WHEREAS, Antonoff has been employed as Vice President of Human Services of Mercury; and

      WHEREAS, Mercury's Board of Directors (the "Board of Directors") would like to continue Antonoff's role as Vice President of Human Resources of Mercury on the terms and conditions set forth in this Agreement; and

      WHEREAS, Antonoff wishes to accept this position on the terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, the parties agree as follows:

      First:       Employment

      (a) Employment. Mercury hereby confirms and agrees that Antonoff will be appointed by the Board of Directors of Mercury to continue serving as an Vice President of Human Resources of Mercury. In his capacity as Vice President of Human Resources of Mercury, Antonoff shall continue to report directly to Mercury's Chief Executive Officer.

      (b) Antonoff's Acceptance. Antonoff hereby accepts his appointments as Vice President of Human Resources of Mercury.

      Second:      Term

      Subject to the provisions governing termination as hereinafter provided, the term of this Agreement shall begin on the date hereof and shall terminate three years thereafter. If Antonoff is then employed by Mercury, on each successive anniversary date, the term of this Agreement shall be automatically extended for one additional year such that the remaining term of the Agreement shall then be one (1) year; provided, however, that upon written notice given by either party at least thirty (30) days prior to the next automatic extension, the automatic extension right may be terminated.


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      Third:       Compensation

      (a) Base Compensation. For all services rendered by Antonoff under this Agreement, Mercury shall pay Antonoff a salary of $116,600 per year, payable in semi-monthly installments in accordance with Mercury's standard payroll practices. From time to time, the salary payable to Antonoff may be adjusted at the sole discretion of the Compensation Committee of the Board of Directors (the "Compensation Committee"). Antonoff's annual salary, as from time to time adjusted by the Compensation Committee, is hereinafter referred to as "Base Compensation".

      (b) Bonus Plans. The Board of Directors may, at its discretion, establish a bonus plan for Antonoff.

      Fourth:      Extent of Services

      Antonoff shall devote his entire time, attention and energies to the business of Mercury (and its various subsidiaries) and shall not during the term of this Agreement be engaged in any other business activity whether or not such business activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Antonoff from investing his assets in companies or other entities in such form or manner as will not require any services on the part of Antonoff in the operation of the affairs of such companies or entities in which such investments are made, and, with respect to companies or other entities which are competitors of Mercury, where Antonoff's investment does not represent in excess of five percent (5%) of the outstanding equity of such company or entity.

      Fifth:       Working Facilities

      Antonoff shall be furnished with a private office and other facilities and services reasonably suitable to his position and adequate for the performance of his duties. Antonoff shall be employed at the principal offices of Mercury located in Los Angeles, California and shall travel to the extent necessary to fulfill his duties in his discretion.

      Sixth:       Disclosure of Information

      (a) Generally. The parties acknowledge that Mercury and its affiliates (individually and collectively, the "Companies"), have developed and intend to continue the development of and to formulate, acquire and use commercially valuable technical and non-technical information, design and specification documents, concepts, technology, know-how, improvements, proposals, patent applications, techniques, marketing plans, strategies, forecasts, inventions (not limited by the definition of an invention contained in the United States Patent Laws), Trade Secrets (as defined in Sec. 3426.1(d) of the Uniform Trade Secrets Act) and processes which are considered proprietary by the Companies, particularly including, without limitation, customer and supplier lists, books and records, computer programs, pricing information and business plans (collectively, the "Proprietary Information"). It is necessary for the Companies to protect the Proprietary Information by patents or copyrights or by holding it secret and confidential.



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      (b) Access to Proprietary Information. The parties acknowledge that
Antonoff has access to the Proprietary Information and that the disclosure or misuse of such Proprietary Information could irreparably damage the Companies and/or their respective clients or customers.

      (c) Nondisclosure to others. Except as directed by Mercury in writing or verbally, Antonoff shall not at any time during or after the Term disclose any Proprietary Information to any person whatsoever, examine or make copies of any reports or other documents, papers, memoranda or extracts for use other than in connection with his duties with Mercury or utilize for his own benefit or for the benefit of any other party any such Proprietary Information and will use reasonable diligence to maintain the confidential, secret or proprietary character of all Proprietary Information.

      (d) Survivability. Antonoff acknowledges that his obligations hereunder shall continue beyond the Term with respect to any Proprietary Information (as defined in Article Sixth, paragraph (a) hereof) which came into his possession during the Term.

      Seventh:     Expenses

      Antonoff is authorized to incur reasonable expenses for promoting the business of Mercury, including expenses for entertainment, travel and similar items but only in accordance with the policies of the Board of Directors of Mercury's Chief Executive Officer, as from time to time adopted. Mercury will reimburse Antonoff for all such reasonable expenses upon the presentation by Antonoff, from time to time, of an itemized account and documentation of such expenditures in sufficient detail to allow Mercury to claim an income tax deduction for each paid item, if such item is deductible.

      Eighth:      Fringe Benefits

      (a) Participating in General Plans. Antonoff shall have such employee benefits (including medical insurance, life insurance, 401(k) and disability insurance plans) as Mercury shall from time-to-time establish, promulgate or keep in effect for the benefit of its management level employees. Such benefits will include company paid medical insurance for Antonoff and his family under Mercury's medical insurance plans. Antonoff shall be required to comply with, and be entitled to benefits only in accordance with, the terms and conditions of such plans. Nothing contained in this paragraph (a) of Article Eighth, however, shall be construed to require Mercury to establish any life, disability or medical insurance plans not in existence on the date hereof, to continue any plans in existence on the date hereof, to prevent Mercury from modifying and/or terminating any of the plans in existence on the date hereof or otherwise require Mercury to take special steps to insure the eligibility of Antonoff or his dependents under the provisions of such plans, and no such act or omission shall be deemed to affect this Agreement or to require modification of the compensation, additional benefit or other provisions contained herein.

      (b) Stock Options. Antonoff shall be entitled to the grant of stock options as from time to time determined in the sole discretion of the Board of Directors.

      (c) 2002 Management Stock Purchase Plan.



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          (i) By virtue of his eligibility to participate in the 2002 Management
      Stock Purchase Plan, Antonoff may purchase from CFK Partners, an Illinois general partnership, up to 25,000 unregistered shares of the common stock of Mercury, $0.01 par value, at a price of $7.50 per share (the "Purchase Price"), such purchase to be funded by Mercury.

          (ii) In the event Antonoff voluntarily leaves the full-time employment of Mercury or any of its subsidiaries or related companies for any reason whatsoever without the prior consent of Mercury, or in the event Antonoff's employment is terminated with or without "cause", as defined in
      Article 9 hereof (except pursuant to Article 11(a) of the Employment Agreement or as set forth below), or in the event Antonoff dies or becomes disabled (hereinafter the "Date of Discharge"), Antonoff or his estate shall be obligated to repay the sums provided by Mercury hereunder, provided, however, that, in connection with Antonoff's employment with Mercury, Antonoff's obligations hereunder shall be forgiven by the percentage equal to the product of (i) 10% and (ii) the number of years from the date hereof to the Date of Discharge, with the number of years calculated on a March 1st fiscal year (so that if, for example, the Date of Discharge is April 1, 2004, the number of years calculated hereunder shall be 2). Antonoff shall receive 10% of the original amount of stock purchased on the anniversary date of the Employment Agreement's execution and will be fully vested and eligible to vote those shares. Antonoff shall have no obligation to repay Mercury if he remains employed by Mercury after March 1, 2012. Mercury shall be granted a secured interest as a creditor of Antonoff in the event Antonoff defaults in his obligation to Mercury as herein set forth and Mercury will designate an escrow to hold the shares underlying the remaining debt obligation. In the event Antonoff terminates his employment pursuant to Article 11(a) of the Employment Agreement or is terminated by Mercury for any reason following an event set forth in Article 11(a) of his Employment Agreement, Antonoff shall have no further obligation to repay Mercury all or any portion of the Purchase Price. While Antonoff has any obligation to Mercury hereunder, Antonoff shall be obligated to comply with directions of the Board of Directors of Mercury with respect to the voting of those shares held in escrow purchased by Antonoff hereunder.

      (d) Vacation. Antonoff shall be entitled each year to a vacation of four
(4) weeks, during which time his compensation shall be paid in full.

      Ninth:       Mercury's Right to Terminate For Cause

      (a) Cause. Mercury may at any time during the term of this Agreement discharge Antonoff for "cause." The term "cause" is defined herein as Antonoff's
(i) misappropriation of corporate funds, fraud, embezzlement or other illegal conduct to the detriment of Mercury, (ii) negligence in the execution of his material assigned duties or Antonoff's voluntary abandonment of his job for any reason other than disability; (iii) refusal or failure, after not less than 20 days written notice that such refusal or failure would constitute a default hereunder, to carry out any reasonable and material direction from the Board of Directors given to him in writing; (iv) conviction of a felony; (v) material breach or violation of the terms of this Agreement, which breach or violation shall not have been fully cured (as determined by the Board of Directors acting in good faith) by Antonoff within 20 days after receipt of written notice of the same from the Board of Directors; (vi) Antonoff's death or disability (except that, in the event of Antonoff's disability, Mercury shall, at



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Antonoff's request, prior to discharge, grant Antonoff a leave of absence of up to six months or such longer period of time as may be required by law); or (vii) Antonoff's engagement in drug or alcohol abuse. Antonoff shall be terminated only following a finding of "cause" in a resolution adopted by majority vote of the Board of Directors of Mercury.

      (b) No Rights Following Cause Termination. Following a termination of Antonoff's employment with Mercury "for cause" pursuant to paragraph (a) of this Article Ninth: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Antonoff pursuant to Article Sixth and Twelfth hereof); and (ii) Antonoff shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA, salary accrued through the date of termination and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment. In the event that Antonoff asserts that his voluntary termination was actually a constructive termination, Mercury shall be entitled to assert as "cause" for such termination any grounds present at the time of such termination which the Board of Directors could have asserted as "cause" if called upon to terminate Antonoff.

      Tenth:       Termination Without Cause

      (a) Rights Following Termination Without Cause. Should Antonoff be discharged by Mercury at any time during the term of this Agreement except as provided in Article Ninth, Mercury hereby agrees to pay Antonoff within thirty
(30) days from such discharge the lesser of one year's Base Compensation or the Base Compensation that would otherwise be paid to him over the remaining term of this Agreement, with a minimum of six (6) months base compensation.

      (b) No Additional Rights. Except as set forth above in paragraph (a) of this Article Tenth following a termination of Antonoff's employment by Mercury other that pursuant to Article Ninth above and Article Eleventh below: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Antonoff pursuant to Articles Sixth and Twelfth); and (ii) Antonoff shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

      Eleventh:    Right to Voluntary Termination by Antonoff

      (a) Conditions for Termination by Antonoff. In the event that:

          (i) Any "person" other than CFK Partners or an affiliate of CFK Partners is or becomes a "beneficial" owner, "directly or indirectly", of stock of Mercury representing 50% or more of the total voting power of Mercury's then outstanding stock, without the written consent of the Board of Directors of Mercury; or

          (ii) Mercury is acquired by another entity through the purchase of substantially all of its assets, the purchase of all of its outstanding voting securities or a combination thereof, without the consent of the Board of Directors of Mercury; or



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          (iii) Mercury is merged with another entity, consolidated with another entity or reorganized in a manner in which any "person" other than CFK Partners or an affiliate of CFK Partners is or becomes a "beneficial" owner, "directly or indirectly", of stock of the surviving entity representing 50% or more of the total voting power of the surviving entity's then outstanding stock, without the consent of the Board of Directors of Mercury; or

          (iv) During any period of one, two or three consecutive years, individuals who at the beginning of any such period constitute the directors of Mercury cease for any reason to comstitute at least a majority thereof unless the election, or the nomination or election by Mercury's stockholders, of each new director of Mercury was approved by a vote of at least two-thirds of such directors of Mercury then still in office who were directors of Mercury at the beginning of any such period;

      then, if following any of the events set forth in clauses (i), (ii),
(iii) or (iv), Antonoff's duties are substantially altered or Antonoff is demoted for cause, Antonoff shall have the right and option to voluntarily terminate this Agreement upon written notice to Mercury. All terms used in quotations in clauses (i) and (iii) shall have the meanings assigned to such terms in Section 13 of the Securities Exchange Act of 1934 and the rules, regulations, releases and no-action letters of the Securities and Exchange Commission promulgated thereunder or interpreting any of the same. For purposes of clauses (i) and (iii), the term "affiliate" shall have the meaning assigned to such term in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the releases and no-action letters interpreting the same.

      (b) Rights Following Voluntary Termination After a Change of Control. Following any voluntary termination of employment by Antonoff pursuant to paragraph (a) of this Article Eleventh, Antonoff shall be entitled to be paid by Mercury within thirty (30) days of such termination by Antonoff, the lesser of one year's Base Compensation or the entire balance of his Base Compensation remaining to be paid to Antonoff over the full remaining term of this Agreement.

      (c) No Additional Rights. Except as set forth above in paragraph (b) of this Article Eleventh, following a voluntary termination of Antonoff's employment with Mercury pursuant to paragraph (a) of this Article Eleventh: (i) all rights and liabilities of the parties hereto shall cease and this Agreement shall be terminated (subject to the continuing obligations of Antonoff pursuant to Articles Sixth and Twelfth); and (ii) Antonoff shall not be entitled to receive any severance benefits, salary, other benefits or compensation of any kind (except for health insurance continuation as required by COBRA and accrued vacation pay as required by law) either as consideration for his employment or in connection with the termination of his employment.

      Twelfth:     Restrictive Covenant

      Antonoff covenants and agrees that during the period commencing with the date hereof and ending six (6) months from the date Antonoff's employment with Mercury is terminated for "cause" or by reason of Antonoff's voluntary termination of employment from Mercury (the "Non-Compete Period"), Antonoff will not compete or attempt to compete with or become associated with any business which competes with the Companies' government contracts, cargo, commercial aviation, fuel sales, fixed base operations, or any business activities of the Companies existing on or developed subsequent to the date hereof. Antonoff covenants and agrees that he will not, without the prior written consent of Mercury during the Non-Compete Period: (a) solicit any customer of the Companies; (b) solicit any contracts which were either being solicited by, or which were under contract with, the Companies by performing or causing to be performed any work which was either being solicited by, or which was under contract with, Mercury; or (c) induce any sales, operating,



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technical or other personnel of the Companies to leave the service, employ or business of the Companies. Antonoff agrees that he will not violate this Article
Eleventh: (a) directly or indirectly; (b) in any capacity, either individually or as a member of any firm; (c) as an officer, director, stockholder, partner or Antonoff of any business; or (d) through or with any persons, relatives (either through blood or marriage), firms, corporations or individuals controlled by or associated with him (each and every such method of violation referred to in clauses (a) through (d) shall hereinafter be referred to as an "indirect violation"). Antonoff further agrees that doing or causing to be done any of the actions prohibited in this Article Eleventh by means of an indirect violation shall constitute a violation of this Article Eleventh as though violated by Antonoff, subject to all of the remedies to Mercury provided for herein and as otherwise provided by law.

      Thirteenth:  Arbitration; Governing Law.

      Any controversy or claim arising out of, or relating to this Agreement or the breach thereof, shall be settled by binding arbitration in the City of Los Angeles pursuant to the laws of the State of California in accordance with the rules then obtaining of the America Arbitration Association, and judgments upon the award rendered my be entered in any court having jurisdiction thereof. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of California. The arbitrators shall have the power in their discretion to award attorneys' fees and other legal costs and expenses to the prevailing party in connection with any arbitration.

      Fourteenth:  Notices

      Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to his residence, in the case of Antonoff, or to its principal office, in the case of Mercury.

      Fifteenth:   Waiver of Breach

      The waiver by Mercury of a breach of any provision of this Agreement by Antonoff shall not operate or be construed as a waiver of any subsequent breach by Antonoff.

      Sixteenth:   Assignment

      The rights and obligations of Mercury under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Mercury.

      Seventeenth: Entire Agreement; Written Amendment

      This instrument contains the entire agreement of the parties with respect to the subject matter hereof. This Agreement may only be amended, modified, extended or discharged and the provisions of this Agreement may only be waived by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

      Eighteenth:  Equitable Relief; Partial Enforcement

      Mercury and Antonoff have agreed that violation or breach of Articles Sixth and Eleventh will result in irreparable injury to the Companies and shall entitle the Companies to equitable relief



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in addition to any other remedies provided at law. Mercury and Antonoff have further agreed in the event that only a portion of Articles Sixth or Eleventh shall be deemed enforceable or valid that portion of such Articles as shall be enforceable or valid shall be enforced. Mercury and Antonoff have further agreed that the court making a determination of the validity or enforceability of such Articles shall have the power and authority to rewrite the restrictions contained in such Articles to include the maximum portion of the restrictions included within such Articles as are enforceable, valid and consistent with the intent of the parties as expressed in such Articles.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                          MERCURY AIR GROUP, INC.



                                          By:  /s/ Joseph A. Czyzyk
                                             -----------------------------------
                                          Its: Chief Executive Officer



                                          /s/ Steve Antonoff
                                          --------------------------------------
                                          Steve Antonoff



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